CONSULTING SERVICES AGREEMENT AMENDMENT

Whereas, Timothy J. Connolly ("Consultant') and Power Technology, Inc. ("Company") entered into a Consulting Services Agreement ("Agreement") on February 10, 2006, to be effective January 1, 2006;

Whereas the parties desire to amend the Agreement;

NOW, THEREFORE, in consideration for the services Consultant has provided and will provide to the Company, and in Consideration of the obligations of the Company as set forth below, the Parties agree as follows:

Paragraph 2a and 2b of the Agreement are amended in their entirety and the following shall constitute Paragraphs 2a and 2 b of the Agreement:

2. Consideration

a. Company agrees to pay Consultant, as his fee and as consideration for services provided, $6,000 per month paid quarterly for three eight hour days of services per month. Additional services shall be provided at the rate of $2,500 per additional eight hour day or part to be agreed to in writing. No unused day or days may be carried over from one month to the next. These payments will be made in cash for a period of 12 months or, at the option of the Company, the fees paid pursuant to this agreement shall be paid in shares of the Company's common stock at $.06 per share. Company shall have the right to prepay the quarterly payments in cash or in the Company's common stock.

b. Upon signature of this agreement, the Company grants Consultant fully vested options for the right to purchase on demand, for one year from the effective date of this Agreement, up to 5,000,000 shares of the common stock of the Company at $.06 per share. Consultant specifically surrenders and waives his prior right, pursuant to paragraph 2 of the Agreement, to an option to purchase up to 5,000,000 shares of the common stock of the company at the lower of $.06 per share or 80% of the highest closing bid price per share the common stock of the Company, as reported by Bloomberg, LP, on the day prior to the notice by Consultant of its intent to exercise its option rights.

All other terms of the Agreement shall remaining full force and effect.

Executed this the 21st day of February 2006.

Power Technology, Inc.	Consultant
Bernard J Walter	*[signature]*
By: Bernard J Walter President	Timothy J. Connolly